Exhibit 5.1

May 7, 2010

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549

Re:Ecolab Inc.

2010 Stock Incentive Plan

Registration Statement on Form S-8

Dear Sir or Madam:

In my capacity as Corporate Compliance Officer, Associate General Counsel and Assistant Secretary of Ecolab Inc., a Delaware corporation (the “Company”), I am acting as counsel in connection with the proposed registration by the Company of (a) 12,000,000 shares of common stock of the Company, $1.00 par value per share (the “Common Stock”), being registered for the first time pursuant to the Ecolab Inc. 2010 Stock Incentive Plan (the “2010 Plan”) pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on May 7, 2010, plus (b) 1,400,000 shares of Common Stock  (the “Carryover Shares”) that were previously registered by the Company under the Ecolab Inc. 2005 Stock Incentive Plan (the “2005 Plan”) on Form S-8, filed with the Securities and Exchange Commission on November 3, 2005 (Registration Statement 333-129427) that remain available for future grants under the 2005 Plan as of the date hereof that may now be issued under the 2010 Plan (collectively, the “Shares”).  I understand that it is the Company’s intention that the Shares will be (a) issued out of authorized but unissued shares, or (b) transferred out of treasury shares held by the Company now or in the future.

In acting as counsel for the Company and arriving at the opinion expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein.  In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I advise you that in my opinion:

1.The Company has the corporate authority to issue the Shares pursuant to the terms of the 2010 Plan.

2.The Shares, when issued or transferred, delivered and paid for in accordance with the 2010 Plan, will be validly issued and, subject to any restrictions imposed by the 2010 Plan, fully paid and non-assessable.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.  In giving this consent, I do not admit that I am “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/Michael C. McCormick
Michael C. McCormick
Corporate Compliance Officer, Associate General Counsel and Assistant Secretary